EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2004 except as to Note 16, which is dated March 8, 2004, relating to the financial statements, which appears in Priority Healthcare Corporation's Annual Report on Form 10-K for the year ended January 3, 2004. We also consent to the incorporation by reference of our report dated February 18, 2004 except as to Note 16, which is dated March 8, 2004, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
June 4, 2004